                                                                       EXHIBIT 5



     COMMERCIAL PAPER DEALER AGREEMENT ("Agreement"), dated as of November 24, 1999, between METLIFE FUNDING, INC. ("Issuer"), a Delaware corporation, and DEUTSCHE BANK SECURITIES INC. ("Dealer"), a Delaware corporation.

     Issuer intends to issue short-term notes pursuant to Section 3(a)(3) of the Securities Act of 1933, as amended, and to enter into this Agreement with Dealer in order to provide for the offer and sale of such notes in the manner described below. Dealer wishes to sell such notes on behalf of Issuer.

     The parties hereto, in consideration of the premises and the mutual covenants herein contained, agree as follows:

1.   Definitions.

     "Business Day" shall mean any day other than a Saturday or Sunday or a day when banks are authorized or required by law to close in New York City.

     "Dealer Information" shall mean all information as to Dealer included by Dealer in the Offering Memorandum, as confirmed by Dealer to Issuer in writing.

     "DTC" shall mean The Depository Trust Company.

     "Issuing and Paying Agent" shall mean The Chase Manhattan Bank (as successor to Manufacturers Hanover Trust Company), the issuing and paying agent pursuant to the Issuing and Paying Agency Agreement, or any successor thereto.

     "Issuing and Paying Agency Agreement" shall mean the issuing and paying agency agreement, dated December 11, 1984, as amended by a letter, dated October 26, 1990, between Issuer and the Issuing and Paying Agent, as the same may from time to time be further amended.

     "Metropolitan" shall mean Metropolitan Life Insurance Company, a life insurance company organized and existing under the laws of the State of New York, which is the indirect owner of all the issued and outstanding stock of Issuer.

     "1933 Act" shall mean the Securities Act of 1933, as amended.

     "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Notes" shall mean short-term promissory notes of Issuer, substantially in the form of Annex A to the Issuing and Paying Agency Agreement in the case of certificated Notes, and represented by master notes, substantially in the form of Annex B to the Issuing and Paying Agency Agreement in the case of book-entry Notes, issued by Issuer from time to time pursuant to the Issuing and Paying Agency Agreement.

     "Offering Materials" shall mean the Offering Memorandum, any company information and any other offering materials concerning Issuer, its affiliates or the Notes contemplated by Section 6, as such offering materials may be amended or supplemented from time to time with the prior written consent of Issuer.

     "Offering Memorandum" shall mean the Offering Memorandum with respect to the offer and sale of the Notes (including materials referred to therein or incorporated by reference therein), prepared in accordance with Section 6 and provided to purchasers or prospective purchasers of the Notes, and including all amendments and supplements thereto which may be prepared from time to time in accordance with this Agreement.

     "Person" shall mean an individual, a corporation, a partnership, a limited liability company, a trust, an association or any other business entity.

     "SEC" shall mean the United States Securities and Exchange Commission or any successor thereto.

     "Support Agreement" shall mean the Support Agreement, dated as of November 30, 1984, as amended and restated as of that date on July 2, 1985, between Metropolitan and Issuer.

2.   Issuance and Placement of Notes.

          (a) Issuer hereby appoints Dealer to act as Issuer's dealer in connection with the sale of the Notes in accordance with the terms hereof, and Dealer hereby accepts such appointment. While (i) Issuer has and shall have no obligation to permit Dealer to purchase any Notes for its own account or to arrange for the sale of any Notes and (ii) Dealer has and shall have no obligation to purchase any Notes for Dealer's own account or to arrange for the sale of any Notes, the parties agree that, as to any and all Notes which Dealer may purchase or the sale of which Dealer may arrange, such Notes will be purchased or sold by Dealer in reliance on, among other Things, the agreements, representations, warranties and covenants of Issuer contained herein on the terms and conditions and in the manner provided for herein.

          (b) If Issuer and Dealer shall agree on the terms of the purchase of any Note by Dealer or the sale of any Note arranged by Dealer (including, but not limited to, agreement with respect to the date of issue, purchase price, principal amount, maturity and interest rate (in the case of interest-bearing Notes) or discount rate thereof (in the case of Notes issued on a discount basis), and appropriate compensation for Dealer's services hereunder) pursuant to this Agreement, Dealer shall confirm the terms of each such agreement promptly to Issuer pursuant to Dealer's written confirmation statement, Issuer shall cause such Note to be issued and delivered in accordance with the terms of the Issuing and Paying Agency Agreement, and payment for such Note shall be made in accordance with such Agreement. The authentication and delivery of such Note by the Issuing and Paying Agent shall constitute the issuance of such Note by Issuer. Issuer shall deliver Notes signed by Issuer to the Issuing and Paying Agent, and instructions shall be delivered to the Issuing and Paying Agent to complete, authenticate and deliver such Notes in the manner prescribed in the Issuing and Paying Agency Agreement. Dealer shall be entitled to compensation at such rates and paid in such manner as shall be indicated in Dealer's written confirmation statement or as Issuer and Dealer shall otherwise agree from time to time in connection with the transactions contemplated hereby.

          (c) The Notes may be issued either in physical bearer form or in book entry form. Notes in book-entry form shall be represented by master notes registered in the name of a nominee of DTC and recorded in the book-entry system maintained by DTC. References to "Notes" in this Agreement shall refer to both physical and book-enty Notes unless the context otherwise requires. The Notes may be issued either at a discount or as interest-bearing obligations with interest payable at maturity in a stated amount.

          (d) Each Note purchased by, or the sale of which is arranged through. Dealer hereunder shall (i) have a face amount of $100,000, or an integral multiple of $1,000 in excess thereof, (ii) have a maturity which is a Business Day not later than the 270th day next succeeding such Note's date of issuance, and (iii) not contain any provision for extension, renewal or automatic "rollover".

3.   Representations and Warranties of the Issuer.

          (a)   Issuer represents and warrants as follows:

          (i) Issuer is a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation and has the corporate power and authority to own its property, to carry on its business as presently being conducted, to execute and deliver this Agreement, the Issuing and Paying Agency Agreement, and the Notes, and to perform and observe the conditions hereof and thereof.

          (ii) Each of this Agreement and the Issuing and Paying Agency Agreement has been duly and validly authorized, executed and delivered by Issuer and constitutes the legal, valid and binding agreement of Issuer. The issuance and sale of Notes by Issuer hereunder have been duly and validly authorized by Issuer and, when delivered by the Issuing and Paying Agent as provided in the Issuing and Paying Agreement, each Note will be the legal, valid and binding obligation of Issuer.

          (iii) The Notes are exempt from the registration requirements of the 1933 Act by reason of Section 3(a)(3) thereof. Accordingly, registration of the Notes under the 1933 Act will not be required. Qualification of an indenture with respect to the Notes under the Trust Indenture Act of 1939, as amended, will not be required in connection with the offer, issuance, sale or delivery of the Notes.

          (iv) Issuer is neither an "investment company" nor a "company controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (v) No consent or action of, or filing or registration with, any governmental or public regulatory body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery or performance of this Agreement, the Issuing and Paying Agency Agreement or the Notes.

          (vi) Neither the execution and delivery by Issuer of any of this Agreement, the Issuing and Paying Agency Agreement and the Notes, nor the fulfillment of or compliance with the terms and provisions hereof or thereof by Issuer, will (x) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Issuer or (y) violate any of the terms of Issuer's Certificate of Incorporation or By-Laws, any contract or instrument to which Issuer is a party or by which it or its property is bound, or any law or regulation, or any order, writ, injunction or decree or any court of governmental instrumentality, to which Issuer is subject or by which it or its property is bound.

          (vii) There are no actions, suits, proceedings, claims or governmental investigations pending or threatened against Issuer or any of its officers or directors or any persons who control Issuer (within the meaning of Regulation S-X, 17 C.F.R. Part 210) or to which any property of Issuer is subject, which would be reasonably likely to result in a material and adverse change in the condition (financial or otherwise) of Issuer, or materially prevent or interfere with, or materially and adversely affect Issuer's execution, delivery or performance of this Agreement, the Issuing and Paying Agency Agreement or the Notes.

          (viii) The Support Agreement remains in full force and effect, has not been amended since July 2, 1985, and is the legal, valid and binding obligation of Metropolitan.

          (ix) The initial Offering Materials do not, and any amendments or supplements thereto and any subsequent Offering Materials and any amendments or supplements thereto will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

          (b) Each issuance of Notes by Issuer shall be deemed a representation and warranty by Issuer to Dealer, as of the date thereof, that, both before and after giving effect to such issuance, (i) the representations and warranties of Issuer set forth in Section 3(a) remain true and correct on and as of such date as if made on and as of such date (except to the extent such representations and warranties expressly relate solely to an earlier date); (ii) the corporate resolutions and certificate of incumbency referred to in Section 5 remain accurate and in full force and effect; (iii) since the date of the most recent Offering Materials, there has been no material adverse change in the financial condition or operations of Issuer or of Metropolitan which has not been disclosed to Dealer in writing; and (iv) Issuer is not in default of any of its obligations hereunder, under the Issuing and Paying Agency Agreement or under any Note.

4.   Covenants and Agreements of Issuer.

          (a) Issuer will give to Dealer, at least 30 days prior to the proposed effective date thereof, notice of any proposed amendment, supplement, waiver or consent under the Issuing and Paying Agency
     Agreement or the Support Agreement Issuer shall provide to Dealer, promptly after the same is executed, a copy of any amendment, supplement or written waiver or consent covered by the notice requirements of this Section 4(a). Issuer shall furnish prior written notice to Dealer, as soon as possible and in any event at least 30 days prior to the effective date thereof of any proposed resignation, termination or replacement of the Issuing and Paying Agent.

          (b) Issuer will, whenever there shall occur any change in Issuer's or Metropolitan's financial condition or any development or occurrence in relation to Issuer or Metropolitan that would, in either case, be material to the holders of Notes or potential holders of Notes, promptly, and in any event prior to any subsequent issuance of Notes, notify Dealer (by telephone, confirmed in writing) of such change, development or occurrence.

          (c) Issuer will promptly furnish to Dealer a copy of any notice, report or other information, relating to the Notes delivered to or from rating agencies then rating the Notes.

          (d) Issuer will use the proceeds from the sale of Notes for "current transactions" within the meaning of Section 3(a)(3) of the 1933 Act.

          (e) Issuer will promptly, from time to time, take such action as Dealer may reasonably request to qualify the Notes for offering and sale under the securities laws of such jurisdictions as Dealer may request and Issuer may agree, and will comply with such laws so as to permit the continuance of sales and resales therein for as long as may be necessary to complete the transactions contemplated hereby, provided that in connection therewith Issuer shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction, other than consent to service of process under such jurisdictions' securities laws. Issuer will reimburse Dealer for any reasonable fees or costs incurred in so qualifying the Notes.

5.   Conditions Precedent.

          At or promptly after the execution of this Agreement, and as conditions precedent to any obligations of Dealer hereunder, Issuer shall furnish to Dealer, in form and substance reasonably satisfactory to Dealer:

          (a) an original or photocopy of the executed Issuing and Paying Agency Agreement,

          (b) a certified copy of resolutions duly adopted by the Board of Directors of Issuer authorizing and approving the transactions contemplated hereby,

          (c) a certificate of incumbency showing the officers of Issuer authorized to execute Notes and to give instructions concerning the issuance of Notes,

          (d) an opinion of counsel to Issuer addressed to Dealer as to the matters set forth in Sections 3(a) (i)-(viii) and as to such other matters as Dealer shall reasonably request,

          (e) true and correct copies of the letters or other public documents assigning ratings and of all other correspondence to Issuer from the rating agencies that have assigned a rating to the Notes,

          (f) a copy of the Offering Materials, including the Offering Memorandum, approved in writing by Issuer,

          (g) in connection with issuance of Notes in book-entry form, a copy of the master note(s) evidencing such Notes,

          (h)  a true and correct photocopy of the Support Agreement,

          (i) an original executed letter ("Metropolitan Letter") from Metropolitan and addressed to Dealer, substantially in the form attached as Exhibit A, and

          (j) an opinion of counsel to Metropolitan, addressed to Dealer, as to the Metropolitan Letter.

6.   Disclosure.

          (a) in connection with the offer and sale of the Notes, Dealer will prepare, from time to time, and submit to Issuer for its written approval, an Offering Memorandum relating to the Notes, Issuer, Metropolitan and the Support Agreement. From time to time, Issuer may submit additional information to Dealer additional information (including, without limitation the information described in the penultimate sentence of this Section 6(a)) approved by Issuer for dissemination to purchasers or potential purchasers of the Notes. Such information as submitted shall become part of the Offering Materials. Dealer may distribute the Offering Materials to Dealer's sales personnel and to purchasers and prospective purchasers of the Notes. Issuer shall furnish to Dealer, as they become available, (i) Metropolitan's Annual Statement filed with state insurance departments, (ii) Metropolitan's most recent report on Form 10-K filed with the SEC and each report on Form 10-Q or Form 8-K filed by Metropolitan with the SEC since the most recent Form 10-K (such requirement to become applicable when and if such filings are required of Metropolitan), (iii) Issuer's and Metropolitan's most recent annual audited financial statements and each interim financial statement or report (if any) prepared subsequent thereto, if not included in Section 6(a) (i) or
     (ii), (iv) Issuer's and Metropolitan's other publicly available filings or reports provided to their respective shareholders or any national securities exchange and any information generally supplied in writing to securities analysts, and (v) any other information or document prepared or approved by Issuer for dissemination to purchasers or potential purchasers of the Notes. In addition, Issuer shall provide Dealer with such other information as Dealer may reasonably request for the purpose of its ongoing credit review of Issuer and Metropolitan.

          (b) Issuer recognizes that the accuracy and completeness of the Offering Materials are dependent upon the accuracy and completeness of the information obtained by Dealer and, subject to Sections 6(c) and 7, Dealer shall not be responsible for any inaccuracy in any Offering Materials.

          (c) Prior to the distribution of any Offering Materials, Dealer will provide Issuer with a copy thereof for Issuer's approval. Issuer shall promptly notify Dealer in writing of Issuer's approval or disapproval of any Offering Materials submitted to Issuer for review. If Issuer has not indicated its written approval, and has not indicated in writing the reasons why such approval cannot be given, by the 14th calendar day after the Offering Materials are delivered to Issuer, the Offering Materials shall be deemed approved by Issuer on such 14th day. Any such approval by Issuer shall be deemed to be a representation by Issuer that the Offering Materials (other than the Dealer Information) so approved do not contain an untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (d) Issuer represents and warrants to Dealer that the financial statements of Issuer and Metropolitan to be delivered to Dealer in accordance with this Section 6 are or will be in accordance with generally accepted accounting principles and practices in effect in the United States on the date such statements were or will be prepared and fairly do or will present the financial condition and operations of Issuer at the respective dates of such financial statements and the results of Issuer's or Metropolitan's (as the case may be) operations for the related periods then ended.

          (e)  Issuer shall notify Dealer promptly after Issuer has knowledge of
     (i) any event that would render any material fact contained in Issuer's or Metropolitan's most recent financial statements, as submitted to Dealer, untrue or misleading in any material respect, or (ii) any event relating to or affecting Issuer or Metropolitan that would cause the Offering Materials then in use to include an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Issuer shall supply Dealer promptly with such information as will correct such untrue or misleading statement or omission.

7.   Indemnification.

          (a) Issuer shall indemnify Dealer and its affiliates, their respective directors, officers, employees, and agents, and each person who controls Dealer or its affiliates (as defined in Regulation S-X, 17 C.F.R.
     Part 210) and any successor thereto (Dealer and each such person being and "Indemnified Person") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Person may become subject under any applicable federal or state law, or otherwise, related to or arising out of (i) any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials, as approved by Issuer and the Metropolitan, or in any information (whether oral or written) or documents furnished or made available by Issuer to offerees of the Notes or any of their representatives or the omission or the alleged omission to state therein a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, or (ii) the breach by Issuer of any agreement or representation made in or pursuant to this Agreement. Issuer shall promptly reimburse any Indemnified Person for all expenses (including, but not limited to, fees, and disbursements external counsel), as they are incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Person is a party, provided that in no event shall Issuer or Metropolitan be liable pursuant to this Section 7 to any Indemnified Person with respect to an untrue statement or alleged untrue statement or omission or alleged omission made in any Offering Materials if (i) Issuer or Metropolitan has, prior to a sale of Notes as to which a claim for indemnification hereunder arises, given Dealer in writing notice of and corrected information with respect to such untrue statement or omission pursuant to Section 6(e), (ii) the person asserting the loss, claim, damage or liability that gave rise to the claim for indemnification hereunder (A) purchased Notes through Dealer, (B) was sent or given by Dealer the uncorrected Offering Materials in question, and
     (C) was not sent or given a copy of the Offering Materials as amended or supplemented to reflect or include such corrected information prior to or in connection with the confirmation of such person's purchase of the Notes in question, and (iii) such loss, claim, damage or liability arose out of or was related to such untrue statement or omission in the Offering Materials that was corrected in the Offering Materials as so amended or supplemented to reflect or include such corrected information.

     (b)   Promptly after receipt by an Indemnified Person pursuant to this
Section 7 of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against Issuer pursuant to this Section 7, notify Issuer in writing of the claim or the commencement of that action, provided that (i) the failure to notify Issuer shall not relieve it from any liability that Issuer may have under this
Section 7 except up to the extent of any actual prejudice suffered by Issuer as a result of such failure, and (ii) in no event shall the failure to notify Issuer relieve it from any liability that Issuer may have to an Indemnified Person otherwise than pursuant to this Section 7. If any such claim or action shall be brought against an Indemnified Person, and it notifies Issuer thereof, Issuer shall be entitled to participate therein and, to the extent that Issuer wishes, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. However, if the defendants as to any such claim include both an Indemnified Person and Issuer, and an Indemnified Person notifies Issuer in writing that the Indemnified Person has concluded that there may be legal defenses available to such Indemnified Person that are not available to Issuer. Issuer shall not have the right to direct the defense of such claim on behalf of such Indemnified Person, and such Indemnified Person shall have the right to select separate counsel to assert such legal defenses on behalf of such Indemnified Person. After notice from Issuer to the Indemnified Person of Issuer's election to assume the defense of such claim or action, Issuer shall not be liable to the Indemnified Person pursuant to this Section 7 for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof, other than reasonable costs of investigation, unless (i) the Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the next preceding sentence (it being understood that Issuer shall not be liable for the expenses of more than one separate counsel as to such defenses (in addition to any local counsel in the jurisdiction in which such claim is brought), (ii) Issuer shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the existence of the claim in question, or
(iii) Issuer has authorized in writing the employment of counsel for the Indemnified Person. Issuer shall not be liable for any settlement of any such action effected without Issuer's written consent (which consent shall not be unreasonably withheld) but, if settled with Issuer's written consent or if there is a final judgment for the plaintiff in any such action, Issuer shall indemnify and hold harmless any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Without Dealer's prior written consent, Issuer will not settle, compromise or consent to the entry of any judgment as to any claim subject to this Section 7 (whether or not any Indemnified Person is an actual or potential party to such claim), unless (i) such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such claim, or (ii) Issuer agrees with such Indemnified Person in writing that Issuer will pay all losses, claims, damages, or liabilities arising out of such claim as so settled, compromised or consented to and applicable to such Indemnified Person, whether resolved pursuant to such settlement or arising out of claims not resolved pursuant to such settlement.

     (c) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 7 is for any reason unavailable or insufficient to hold harmless an Indemnified Person, except as otherwise provided in Sections 7(a) and (b), Issuer and Dealer shall contribute to the aggregate costs of satisfying such liability (i) in such proportion as is appropriate to reflect the relative benefits received by Issuer, on the one hand, and Dealer, on the other hand, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Issuer on the one hand and Dealer on the other with respect the statements or omissions which resulted in such loss, claim, damage or liability or action in respect thereof, as well as any other equitable considerations. In no event shall Issuer be required to contribute to any cost (including, but not limited to, any related counsel fees, disbursements or other expenses) of satisfying any liability in any way for statements or omissions included or not included in the Offering Materials if Issuer would not have been liable therefor pursuant to the provisio of the last sentence of Section 7(a), if the indemnification provided for in
Section 7(a) was both available and sufficient to hold harmless the Indemnified Person in question, except as otherwise provided in Sections 7(a) and (b). The relative benefits received by Issuer on the one hand and Dealer on the other with respect to such offering shall be deemed to be in the same proportion as the aggregate proceeds to Issuer of the Notes sold pursuant hereto (before deducting expenses) bear to the aggregate commissions and fees earned by Dealer hereunder. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Issuer on the one hand or Dealer on the other, the intent of the parties, and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Issuer and Dealer agree that it would not be just and equitable if contributions pursuant to this
Section 7 were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein.

     (d) The amount paid or payable by an Indemnified Person as a result of the loss, claim, damage or liability, or action in respect thereof, referred to in this Section 7 shall include, but shall not be limited to, any fees and disbursements of external counsel reasonably incurred by an Indemnified Person in connection with investigating or defending any such action or claim.

     (e) The obligations of Issuer in this Section 7 are in addition to any other liability that Issuer may otherwise have.

     (f) The provisions of this Section 7 shall survive the termination of this Agreement.

     8.   Choice of Forum.


          Any suit, action or proceeding brought by Issuer against Dealer in connection with or arising out of this Agreement, any agreement, instrument or document entered into in connection with this Agreement, or the offer and sale of the Notes shall be brought solely in the Federal courts located in the Borough of Manhattan or the courts of the State of New York located in the Borough of Manhattan.

     9.   Notices.

          All notices required under the terms and provisions hereof shall be in writing, delivered by hand, by mail (postage prepaid), or by telecopier or telegram, and any such notice shall be effective when received at the address specified below.

     If to Issuer, to:                          If to Dealer, to:

     MetLife Funding, Inc.                      DEUTSCHE BANK SECURITIES INC.
     One Madison Avenue                         31 West 52nd Street
     New York, New York 10010-3690              New York, New York 10019
     Attention: Treasurer                       Attention: Pamela Kendall
     Fax No.:(212)578-0266                      Fax No.: (212)469-8173

     or, if to any of the foregoing parties or their successors, at such other address as such party or successor may designate from time to time by notice duly given in accordance with the terms of this Section 9 to the other party hereto.

     10.  Governing Law.

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS.

     11.  Entire Agreement.

          This agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings between the parties.

     12.  Amendment, Termination, Successors, Counterparts.

               (a) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by written instrument signed by both parties hereto. Issuer or Dealer may terminate this Agreement upon at least 60 days' written notice to the other, provided that such termination shall not affect the obligations of the parties hereunder with respect to Notes unpaid at the time of such termination or with respect to actions or events occurring prior to such termination.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither of the parties to this Agreement may assign, either in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other, and any such assignment without such consent shall be null and void.

     (c) This Agreement may be executed in several counterparts, each of which shall be deemed an original hereof.

13.  Captions.

     The captions in this Agreement are for convenience of reference only, and shall not define or limit any of the terms or provisions hereof.

14.  Severability of Provisions.

     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity of such provisions in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written,


                                        METLIFE FUNDING, INC.

                                        By /s/ WILLIAM H. NUGENT
                                           ---------------------
                                        Name: William H. Nugent
                                        Title: Vice-President


                                        DEUTSCHE BANK SECURITIES INC.

                                        By /s/ JOHN R. BULGER
                                           ------------------
                                        Name: John R. Bulger
                                        Title: Director

                                        DEUTSCHE BANK SECURITIES INC.

                                        By /s/ DANIEL C. MOYERS
                                           --------------------
                                        Name: Daniel C. Moyers
                                        Title: Vice President